Exhibit (H)(31)

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

AMENDMENT made as of the 6th day of December, 2012, between CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), and TDAM USA Inc., a New York corporation, formerly known as TD Asset Management USA Inc. (“TDAM”), to that certain Sub-Administration Agreement, dated as of March 22, 2007, between Citi and TDAM (as amended to date, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain sub-administration services with respect to TD Asset Management USA Funds Inc. (the “Fund”) and its portfolios listed on Schedule A to the Agreement (each, a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, Citi and TDAM wish to amend the Agreement as provided herein.

NOW THEREFORE, inc consideration of the mutual agreements herein contained, the parties agree as follows:

1.	All references to “BISYS” in the Agreement shall hereinafter be deemed to be references to “Citi.”
2.	The last sentence of Section 6 is hereby deleted and replaced with the following:

Citi shall keep confidential and shall not disclose to any person any books, records, information and data pertaining to the business of the Portfolios, or their prior, present or potential shareholders that are within the possession or control of Citi in connection with the performance of Citi’s duties under this Agreement (“Confidential Information”), except as specifically authorized by TDAM or the Portfolios or as may be required by law. Citi shall not use such Confidential Information for any purpose other than in performance of its duties and obligations hereunder. The Fund authorizes the transfer or disclosure of any Confidential Information to and between Citi’s affiliates, agents and subcontractors for confidential use in connection with the provision of the services hereunder, and further acknowledges that Citi may, in the course of performing services hereunder, transfer or disclose any such information to the Fund’s investment adviser, custodian and other service providers to the Fund. In addition, Citi may provide Confidential Information to Citi’s regulatory authorities at their request, provided that if such request is pursuant to an examination focused on the Fund or one of its agents (other than Citi), Citi will use reasonable efforts to provide written notice to TDAM at least five business days prior to Citi’s response to such request.

3.	Section 7 is hereby deleted and replaced with the following:

(a) Citi acknowledges that any shareholder list and all information related to shareholders of the Portfolios furnished to or maintained by Citi in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by TDAM (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Portfolios (“Portfolio Data”) constitute proprietary information of substantial value to TDAM. Citi agrees to treat, and to require its employees, subcontractors and agents to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to TDAM and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any person or organization without TDAM’s written consent, except as may be specifically permitted under this Agreement.

(b) TDAM acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Citi and/or its affiliates and used by Citi to provide the services under this Agreement constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to Citi or its affiliates. TDAM agrees to treat all Proprietary Information as proprietary to Citi or its affiliates and further agrees that it will not divulge any Proprietary Information to any person or organization or use such information for any purpose, except to receive the services under this Agreement or as may be specifically permitted under this Agreement or as required under applicable law.

4.	The following is added at the end of Section 14:

Citi and TDAM hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. In the event of any dispute arising hereunder, Citi agrees to continue to provide services and otherwise meet all of its obligations hereunder.

5.	Schedule A (Portfolios) is hereby deleted in its entirely and replaced with the Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

CITI FUND SERVICES OHIO, INC.

By: /s/Bruce Theff

Name:Bruce Theff

Title: President

TDAM USA INC.

By: /s/ Michele Teichner

Name:Michele Teichner

Title:Officer

SCHEDULE A

PORTFOLIOS

TDAM Money Market Portfolio

TDAM U.S. Government Portfolio

TDAM Municipal Portfolio

TDAM California Municipal Money Market Portfolio

TDAM New York Municipal Money Market Portfolio

TDAM Short-Term Bond Fund

TDAM Institutional Money Market Fund

TDAM Institutional U.S. Government Fund

TDAM Institutional Municipal Money Market Fund

TDAM Institutional Treasury Obligations Money Market Fund